Exhibit 4.3

BIOMIMETIC PHARMACEUTICALS, INC.

2001 LONG-TERM STOCK INCENTIVE PLAN

i

SECTION 4 OTHER AWARDS		6
4.1	Grant of Other Awards	6
4.2	Restrictions on Awards	6

SECTION 5 OPERATION AND ADMINISTRATION		7
5.1	Effective Date	7
5.2	Shares Subject to Plan	7
5.3	General Restrictions	8
5.4	Tax Withholding	8
5.5	Grant and Use of Awards	8
5.6	Dividends and Dividend Equivalents	9
5.7	Settlement of Awards	9
5.8	Transferability	9
5.9	Form and Time of Elections	9
5.10	Agreement With Company	9
5.11	Action by Company or Subsidiary	10
5.12	Gender and Number	10
5.13	Limitation of Implied Rights	10
5.14	Evidence	10
5.15	Applicable Law	10

SECTION 6 COMMITTEE		10
6.1	Administration	10
6.2	Powers of Committee	11
6.3	Delegation by Committee	11
6.4	Information to be Furnished to Committee	11

SECTION 7 AMENDMENT AND TERMINATION		12

SECTION 8 CANCELLATION AND RESCISSION OF AWARDS		12
8.1	Effect of Detrimental Activity on Awards	12
8.2	Forfeiture of Option Gain and Unexercised Options Upon Detrimental Activity	12

ii

BIOMIMETIC PHARMACEUTICALS, INC.

2001 LONG-TERM STOCK INCENTIVE PLAN

SECTION 1

GENERAL

1.1 PURPOSE. The BioMimetic Pharmaceuticals, Inc. 2001 Long-Term Stock Incentive Plan (the “Plan”) has been established by BioMimetic Pharmaceuticals, Inc. (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate persons eligible to participate in the Plan, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify the interests of persons eligible to participate in the Plan with those of the Company’s other shareholders by offering compensation that is based on the Company’s common stock and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2 PARTICIPATION. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Employees (including transferees of Eligible Employees to the extent the transfer is permitted by the Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3 OPERATION, ADMINISTRATION, AND DEFINITIONS. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 5 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including without limitation the definition provisions of Section 2 of the Plan).

SECTION 2

DEFINED TERMS

Capitalized words and phrases contained herein shall have the following meanings:

2.1 AWARD. The term “Award” shall mean any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Stock Units, Restricted Stock, Restricted Stock Units, Performance Units, and Performance Shares.

2.2 AWARD AGREEMENT. The term “Award Agreement” shall mean any agreement executed by the Company pursuant to Subsection 5.10.

2.3 BOARD. The term “Board” shall mean the board of directors of the Company.

2.4 COMMITTEE. The “Committee” shall mean the committee to be selected by the Board, and shall consist solely of two or more Board members who are not employees of the Company or any Subsidiary unless otherwise determined by the Board. If the Committee does not exist, or for any other reason determined by the Board, the Board shall be considered the Committee and may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.5 CODE. The term “Code” shall mean the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

2.6 COMPANY. The “Company” shall mean BioMimetic Pharmaceuticals, Inc., a Tennessee corporation.

2.7 DETRIMENTAL ACTIVITY. The term “Detrimental Activity” shall mean any of the following:

(1) within one (1) year of cessation of relationship with the Company, the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company;

(2) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company acquired by the Participant either during or after employment with the Company;

(3) the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries;

(4) activity that results in termination of the Participant’s employment for cause;

(5) a violation of any rules, policies, procedures or guidelines of the Company;

(6) within one (1) year of cessation of relationship with the Company, any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company;

(7) the Participant being convicted of, or entering a guilty plea with respect to, a felony or a crime involving financial impropriety or moral turpitude, whether or not connected with the Company; or

(8) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

2.8 EFFECTIVE DATE. The “Effective Date” shall mean the date this Plan is adopted by the Board.

2.9 ELIGIBLE EMPLOYEE. The term “Eligible Employee” shall mean:

(1) With respect to an ISO, any person who, at the time the ISO is granted to such person, is an employee, as such term is used in section 422 of the Code and described in Regulations section 1.421-7(h)(1), of the Company or a Subsidiary.

(2) With respect to all other Awards, any employee or service provider of the Company or a Subsidiary including, without limitation, directors, officers, consultants or advisors of the Company. Such Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Award shall not become vested prior to the date the employee first performs such services.

2.10 EXERCISE PRICE. The “Exercise Price” shall mean the exercise price of an Option or SAR determined under Subsection 3.2 of the Plan.

2.11 FAIR MARKET VALUE. For purposes of determining the “Fair Market Value” of a share of Stock as of any date, the following rules shall apply:

(1) If the principal market for the Stock is a national securities exchange or the Nasdaq stock market, then the “Fair Market Value” as of that date shall be the mean between the lowest and highest reported sale prices of the Stock on that date on the principal exchange or market on which the Stock is then listed or admitted to trading.

(2) If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the Nasdaq stock market, the average between the highest bid and lowest asked prices for the Stock on such day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(3) If the day is not a business day, and as a result, paragraphs (a) and (b) next above are inapplicable, the “Fair Market Value” of the Stock shall be determined as of the next earlier business day. If paragraphs (a) and (b) next above are otherwise inapplicable, then the “Fair Market Value” of the Stock shall be as determined in good faith by the Committee.

2.12 INCENTIVE STOCK OPTION OR ISO. An “Incentive Stock Option” or “ISO” shall mean an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code.

2.13 NON-QUALIFIED STOCK OPTION OR NQO. A “Non-Qualified Stock Option” or “NQO” shall mean an Option that is not or is not intended to be an incentive stock option as that term is described in section 422(b) of the Code.

2.14 OPTION. An “Option” shall mean a right under the Plan entitling the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under the Plan may be either an ISO or a NQO as determined in the discretion of the Committee.

2.15 PARTICIPANT. A “Participant” shall mean an Eligible Employee (or the transferee of an Eligible Employee if such a transfer is permitted under the Plan and the applicable Award Agreement) who has been designated by the Committee to receive an Award under the Plan.

2.16 PERFORMANCE SHARE. A “Performance Share” shall mean a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives specified by the Committee during a specified period.

2.17 PERFORMANCE UNIT. A “Performance Unit” shall mean a right to receive a designated dollar value amount of Stock which is contingent on the achievement of performance or other objectives specified by the Committee during a specified period.

2.18 PLAN. The “Plan” shall mean the BioMimetic Pharmaceuticals, Inc. 2001 Long-Term Stock Incentive Plan.

2.19 REGULATIONS. “Regulations” shall mean the Federal Income Tax Regulations, including Temporary Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

2.20 RESTRICTED STOCK. “Restricted Stock” shall mean shares of Stock, with such shares of Stock subject to a risk of forfeiture and other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

2.21 RESTRICTED STOCK UNIT. A “Restricted Stock Unit” shall mean a right to receive shares of Stock in the future, with such right to future delivery of such shares of Stock subject to a risk of forfeiture and other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

2.22 SHAREHOLDERS. “Shareholders” shall mean the shareholders of the Company.

2.23 STOCK APPRECIATION RIGHT OR SAR. A “Stock Appreciation Right” or “SAR” shall mean a right entitling a Participant to receive, in cash or Stock (as determined in accordance with Subsection 3.5 of the Plan), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

2.24 STOCK UNIT. A “Stock Unit” Award shall mean a right to receive shares of Stock in the future.

2.25 STOCK. The term “Stock” shall mean shares of common stock of the Company, $0.01 par value.

2.26 SUBSIDIARY OR SUBSIDIARIES. The term “Subsidiary” or “Subsidiaries” shall mean any corporation during any period in which it is a “subsidiary corporation” as that term is defined in sections 424(f) of the Code with respect to the Company that the Committee designates to be subject to the Plan.

2.27 TEN PERCENT SHAREHOLDER. A “Ten Percent Shareholder” shall mean a Participant who owns, directly or indirectly by attribution under section 424(d) of the Code, more than ten percent of the total combined voting power of all classes of stock of the Company or a Subsidiary.

SECTION 3

OPTIONS AND SARS

3.1 GRANT OF OPTIONS AND SARS. The Committee is hereby authorized to grant Options and SARs to such Eligible Employees as it, in its discretion, deems advisable. Options granted may be in the form of ISOs or NQOs or any combination thereof that the Committee, in its discretion, deems advisable.

3.2 EXERCISE PRICE. The Exercise Price of each Option and SAR granted under the Plan shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted. Notwithstanding the foregoing, in the case of an ISO, the Exercise Price shall not be less than 100% (or 110% in the case of a Ten Percent Shareholder) of the Fair Market Value of a share of Stock on the date the ISO is granted.

3.3 EXERCISE. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee and specified in the Award Agreement to which such Option or SAR relates. Notwithstanding the foregoing, no ISO may be exercised more than ten (10) years (or five (5) years in the case of a Ten Percent Shareholder) after the date the ISO is granted.

3.4 PAYMENT OF OPTION EXERCISE PRICE. The payment of the Exercise Price of an Option granted under this Section 3 shall be subject to the following:

(1) Subject to the following provisions of this Subsection 3.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 3.4(c), payment may be made as soon as practicable after the exercise) provided, unless otherwise determined by the Committee, no shares may be tendered pursuant to this paragraph unless such shares have been held by the Participant for six months or more.

(2) The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(3) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

3.5 SETTLEMENT OF AWARD. Settlement of Options and SARs is subject to subsection 5.7.

SECTION 4

OTHER AWARDS

4.1 GRANT OF OTHER AWARDS. The Committee is hereby authorized to grant other Awards to such Eligible Employees as it, in its discretion, deems advisable. Such other Awards granted may be in the form of Stock Units, Restricted Stock, Restricted Stock Units, Performance Share Awards, Performance Unit Awards or any combination thereof that the Committee, in its discretion deems advisable.

4.2 RESTRICTIONS ON AWARDS. Each Stock Unit Award, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award, and Performance Unit Award shall be subject to the following:

(1) Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

(2) The Committee may designate whether any such Award being granted to any Participant is intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such Awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by Code section 162(m). For Awards under this Section 4 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the performance measures shall be made during the period required under Code section 162(m).

SECTION 5

OPERATION AND ADMINISTRATION

5.1 EFFECTIVE DATE. The Plan shall be effective as of the Effective Date; provided, however, that to the extent that Awards are granted under the Plan prior to its approval by the Shareholders, the Awards shall be contingent on approval of the Plan by the Shareholders within twelve months before or after the Effective Date and consistent with the requirements for shareholder approval of matters requiring shareholder approval under the Company’s organizational documents and under applicable corporate law. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date (except for Awards granted pursuant to commitments entered into prior to such ten-year anniversary).

5.2 SHARES SUBJECT TO PLAN. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(1) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(2) Subject to the following provisions of this subsection 5.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of 277,777 shares of Stock.

(3) To the extent provided by the Committee, any Award may be settled in cash rather than Stock. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(4) If the Exercise Price of any Option granted under the Plan or any other outstanding plan of the Company is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(5) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable.

5.3 GENERAL RESTRICTIONS. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(1) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(2) Unless the shares of Stock to be issued pursuant to an Award are covered by a then current registration statement or a notification under Regulation A under the Securities Act of 1933, the Committee may require an acknowledgment from a Participant as a condition to the issuance of such shares, in form and substance satisfactory to the Company, that (i) such shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Securities Act of 1933), (ii) the Participant has been advised and understands that such shares have not been registered under the Securities Act of 1933 and are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1033 and are subject to restrictions on transfer, and the Company is under no obligation to register the such shares under the Securities Act of 1933 or to take any action which would make available to the Participant any exemption from such registration, (iii) such shares may not be transferred without compliance with all applicable federal and state securities laws, and (iv) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the applicable Award Agreement may be endorsed on the certificates.

(3) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

5.4 TAX WITHHOLDING. All distributions under the Plan are subject to withholding of all applicable taxes and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan. Unless otherwise determined by the Committee, amounts to be withheld pursuant to this subsection shall be calculated based on the minimum required tax rates.

5.5 GRANT AND USE OF AWARDS. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of Awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

5.6 DIVIDENDS AND DIVIDEND EQUIVALENTS. An Award (including without limitation an Option or SAR Award), by specific reference thereto in the Award Agreement, may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

5.7 SETTLEMENT OF AWARDS. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

5.8 TRANSFERABILITY. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution and Awards granted under Section 3 may be exercised during the lifetime of the Participant only by the Participant.

5.9 FORM AND TIME OF ELECTIONS. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

5.10 AGREEMENT WITH COMPANY. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document.

5.11 ACTION BY COMPANY OR SUBSIDIARY. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of the Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company or a Subsidiary.

5.12 GENDER AND NUMBER. Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

5.13 LIMITATION OF IMPLIED RIGHTS.

(1) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(2) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

5.14 EVIDENCE. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

5.15 APPLICABLE LAW. All questions pertaining to the validity, construction and administration of the Plan and any Awards granted hereunder shall be determined in conformity with the laws of the State of Tennessee, without regard to the conflict of laws provisions of any jurisdiction.

SECTION 6

COMMITTEE

6.1 ADMINISTRATION. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with this Section 6.

6.2 POWERS OF COMMITTEE. The Committee’s administration of the Plan shall be subject to the following:

(1) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 7) to cancel or suspend Awards.

(2) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(3) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(4) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(5) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

6.3 DELEGATION BY COMMITTEE. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

6.4 INFORMATION TO BE FURNISHED TO COMMITTEE. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an Eligible Employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 7

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to paragraph 5.2(e) shall not be subject to the foregoing limitations of this Section 7.

SECTION 8

CANCELLATION AND RESCISSION OF AWARDS

8.1 EFFECT OF DETRIMENTAL ACTIVITY ON AWARDS. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant engages in any “Detrimental Activity.”

8.2 FORFEITURE OF OPTION GAIN AND UNEXERCISED OPTIONS UPON DETRIMENTAL ACTIVITY. If, at any time within (a) the term of or (b) within two years after termination of employment, a Participant engages in any Detrimental Activity then (1) all of such Participant’s Awards shall terminate effective the date on which such Detrimental Activity is entered into; (2) any stock issued upon exercise of such Awards may be repurchased by the Company at the price paid by the Participant; and (3) any gain realized by such Participant from any Award shall be paid by such Participant to the Company.